Exhibit 99.1

LQR House Announces Effective Date for 1-for-60 Reverse Stock Split as Part of Nasdaq Compliance Plan

MIAMI BEACH, FL / ACCESSWIRE / November 28, 2023 / LQR House Inc. (the “Company” or “LQR House”) (NASDAQ:LQR), a leading ecommerce platform and marketing agency specializing in the spirits and beverage industry, today announced that it is implementing a 1-for-60 reverse stock split of its common stock, with an effective date of 12:01 a.m., Eastern Time, on November 30, 2023.

In response to a written notification from the Listing Qualifications Staff of the Nasdaq Stock Market, LLC (“Nasdaq”) on October 24, 2023, indicating non-compliance with the minimum bid price requirement of $1.00 per share for continued listing on the Nasdaq Capital Market, LQR House’s Board of Directors, in conjunction with a unanimous decision from the majority shareholders, has approved the reverse stock split as a strategic measure to address this concern.

Upon the reverse stock split taking effect, every sixty issued and outstanding shares of common stock will be consolidated into one share of common stock. The common stock will commence trading on a split-adjusted basis on The Nasdaq Capital Market under a new CUSIP number at the market open on November 30, 2023.

The reverse stock split aims to bring LQR House into compliance with the minimum bid price requirement set forth in Nasdaq Listing Rule 5550(a)(2). However, it is important to note that there is no guarantee that the Company will meet the minimum bid price requirement.

“All along, we have been working diligently with various Investor Relations specialists, holding off on the reverse stock split while striving for complete transparency about our growth initiatives. Our goal is to demonstrate to the markets how undervalued LQR House truly is,” stated Sean Dollinger, CEO of LQR House. “We are firm believers that this company will gain the recognition it deserves as we continue to build through partnerships and acquisitions, showcasing how LQR House is transforming an age-old industry.”

All outstanding stock options, share purchase warrants, and other convertible securities of the Company, convertible into pre-reverse stock split common shares, will be adjusted at the same reverse stock split ratio. Holders of such pre-reverse stock split convertible securities will receive post-reverse stock split common shares based on these adjusted terms. Importantly, the reverse stock split will not alter the par value of the common share or the authorized number of shares of common stock, preferred stock, or any series of preferred stock.

No fractional shares will be issued as a result of the reverse stock split, with all fractional shares rounded up to the next higher whole number.

V Stock, the Company’s transfer agent, will facilitate the exchange for the reverse stock split. Registered shareholders holding pre-split shares electronically in book-entry form are not required to take any action, while shareholders owning shares through a broker, bank, trust, or other nominee will have their positions automatically adjusted. For holders of stock certificates, submission of old physical certificates with a letter of transmittal is necessary to receive the new post-reverse stock split certificate.

LQR House is confident that the reverse stock split is a strategic step toward ensuring compliance with Nasdaq requirements and maintaining the Company’s strong market presence.

About LQR House Inc.

LQR House has established itself as a prominent force in the wine and spirits e-commerce sector, epitomized by its flagship alcohol marketplace, cwspirits.com. This platform seamlessly delivers a diverse range of emerging, premium, and luxury spirits, wines, and champagnes from esteemed retail partners like Country Wine & Spirits. Functioning as a technology-driven hub, LQR House utilizes cutting-edge software, data analytics, and artificial intelligence to elevate the consumer experience. CWSpirits.com stands out as the go-to destination for modern, convenience-oriented shoppers, providing a meticulously curated selection of alcohol products delivered to homes across the United States. Beyond its role as an e-commerce leader, LQR House is a premier marketing agency with a specialized focus on the alcohol industry. The company uniquely measures campaign success by directly correlating it with sales on CWSpirits.com, demonstrating a proven return on investment. Backed by an influential network of over 550 figures in the alcohol space, LQR House strategically drives traffic to CWSpirits.com, enhancing brand visibility. LQR House continues to disrupt the traditional landscape of the alcohol industry, driven by its dedication to providing an unparalleled online purchasing experience and delivering tailored marketing solutions.

Forward-Looking Statements

Certain statements in this announcement are forward-looking statements. These forward-looking statements involve known and unknown risks and uncertainties and are based on the Company’s current expectations and projections about future events that the Company believes may affect its financial condition, results of operations, business strategy and financial needs. Shareholders can identify these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “potential,” “continue” or other similar expressions. The Company undertakes no obligation to update or revise publicly any forward-looking statements to reflect subsequent occurring events or circumstances, or changes in its expectations that arise after the date hereof, except as may be required by law. These statements are subject to uncertainties and risks including, but not limited to, the uncertainties related to market conditions and the completion of the initial public offering on the anticipated terms or at all, and other factors discussed in the “Risk Factors” section of the registration statement on Form S-1 filed with the SEC. Although the Company believes that the expectations expressed in these forward-looking statements are reasonable, it cannot assure you that such expectations will turn out to be correct, and the Company cautions investors that actual results may differ materially from the anticipated results and encourages investors to review other factors that may affect its future results in the Company’s registration statement on Form S-1 and other filings with the SEC. Additional factors are discussed in the Company’s filings with the SEC, which are available for review at www.sec.gov.

Investor and Media Contact:

info@lqrhouse.com

SOURCE: LQR House Inc.